Exhibit 99.1

G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
Neal S. Nackman, Chief Financial Officer
G-III Apparel Group, Ltd.
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES RECORD SECOND QUARTER

FISCAL 2016 RESULTS

— Net Sales Increase 12% to a Record $474 Million —

— Second Quarter Diluted Net Income Per Share of $0.27 Exceeds Plan —

— Company Raises Full Year Earnings Guidance to Reflect Strong Business Trends —

New York, New York – September 2, 2015 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2016.

For the quarter ended July 31, 2015, G-III reported that net sales, driven by robust wholesale and retail performance, increased 12% to $474 million from $424 million in the year-ago period.

The Company’s net income for the second quarter increased to $12.5 million from $6.2 million in the prior year period. The Company reported an increase in net income per diluted share to $0.27 from $0.14 in the prior year period. All share and per share data in this release have been retroactively adjusted to reflect the two-for-one stock split effective May 1, 2015.

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “We are pleased to report another strong quarter of growth and increased profitability. Growth in the quarter was driven by increases in our wholesale segment and an increase in comparable store sales from our G.H. Bass stores.”

Mr. Goldfarb concluded, “We will continue to implement our highly successful business strategy. We are excited to move into the fall and holiday seasons with a strong order book, good sell-through and improved profitability. We believe that our combination of market leading brands, great product and world class execution provide an on-going opportunity to enhance our leadership position and drive superior value to our shareholders, customers and partners.”

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Outlook

The Company today revised its prior guidance for the full fiscal year ending January 31, 2016. The Company is now forecasting net sales of approximately $2.40 billion and net income between $129 million and $134 million, or a range between $2.78 and $2.88 per diluted share, compared to its previous guidance of net sales of approximately $2.40 billion and net income between $123 million and $128 million, or a range between $2.66 and $2.76 per diluted share. For the fiscal 2015 year ended January 31, 2015, net sales were $2.12 billion and net income was $110.4 million, or $2.48 per diluted share.

On an adjusted basis, excluding items resulting in other income in fiscal 2015 of $0.22 per share, net of taxes, non-GAAP net income per diluted share was $2.26 for the 2015 fiscal year.

The Company is now projecting adjusted EBITDA for fiscal 2016 to increase between 27% and 31% to between $237 million and $245 million compared to its previous guidance of adjusted EBITDA between approximately $225.0 million and $233.0 million. Adjusted EBITDA for fiscal 2015 was $186.6 million.

For its third fiscal quarter ending October 31, 2015, the Company is forecasting net sales of approximately $920.0 million compared to $812.3 million in the comparable quarter last year. The Company is also forecasting net income for the third fiscal quarter between $83.0 million and $85.3 million, or between $1.78 and $1.83 per diluted share, compared to net income of $80.6 million, or $1.76 per diluted share, in last year's third quarter.

On an adjusted basis, excluding items resulting in other income in the third fiscal quarter ended October 31, 2014 of $0.22 per share, net of taxes, non-GAAP net income per diluted share was $1.54 in the third fiscal quarter ended October 31, 2014.

Non-GAAP Financial Measures

Reconciliations of GAAP net income per share to non-GAAP net income per share and of GAAP net income to adjusted EBITDA are presented in tables accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP.

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About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women's suits, women's performance wear, footwear, luggage, women's handbags, small leather goods and cold weather accessories under licensed brands, owned brands and private label brands. G-III sells swimwear, resort wear, and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses, and performance wear under our own Andrew Marc and Marc New York brands, and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Karl Lagerfeld, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Ellen Tracy, Kensie, Levi's and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Bass, G.H. Bass, G-III Sports by Carl Banks, Eliza J, Black Rivet and Jessica Howard. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS: GIII)

CONSOLIDATED STATEMENTS OF INCOME AND

SELECTED BALANCE SHEET DATA

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Net sales	$473,884	$424,010	$906,849	$790,202
Cost of sales	305,544	275,626	584,082	511,684
Gross profit	168,340	148,384	322,767	278,518
Selling, general and administrative expenses	141,483	131,609	278,516	254,050
Depreciation and amortization	5,914	4,955	11,601	9,181
Operating profit	20,943	11,820	32,650	15,287
Interest and financing charges, net	1,177	2,290	2,153	4,000
Income before taxes	19,766	9,530	30,497	11,287
Income tax expense	7,313	3,622	11,284	4,289
Net income	12,453	5,908	19,213	6,998
Add: Loss attributable to noncontrolling interest	—	328	—	528
Income attributable to G-III	$12,453	$6,236	$19,213	$7,526

Net income per common share:
Basic	$0.28	$0.15	$0.43	$0.18
Diluted	$0.27	$0.14	$0.42	$0.18
Weighted average shares outstanding:
Basic	45,073	42,374	45,020	41,686
Diluted	46,362	43,320	46,289	42,692

Selected Balance Sheet Data (in thousands):	At July 31,
	2015	2014
Cash	$18,810	$21,534
Working Capital	558,152	477,400
Inventory	605,214	534,186
Total Assets	1,189,479	1,077,418
Short-term Revolving Debt	5,503	45,031
Long-term Debt	—	20,386
Total Stockholders' Equity	785,175	668,055

All share and per share data have been retroactively adjusted to reflect the Company’s two-for-one stock split effected May 1, 2015.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL GAAP NET INCOME PER SHARE TO
FORECASTED AND ACTUAL NON-GAAP NET INCOME PER SHARE

(Unaudited)

	Forecasted Three Months Ending October 31, 2015	Actual Three Months Ending October 31, 2014	Forecasted Twelve Months Ending January 31, 2016	Actual Twelve Months Ended January 31, 2015
GAAP diluted net income per common share	$ 1.78 - $ 1.83	$1.76	$ 2.78 - $ 2.88	$2.48
Excluded from non-GAAP:
Other income, net of taxes	—	(0.22)	—	(0.22)
Non-GAAP diluted net income per common share	$ 1.78 - $ 1.83	$1.54	$ 2.78 - $ 2.88	$2.26

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes items resulting in other income in fiscal 2015 which consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China and expenses associated with this other income incurred in the fourth quarter of fiscal 2015, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items of other income that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2016	Actual Twelve Months Ended January 31, 2015
Net income	$ 129,000 – $ 134,000	$110,361
Other income	—	(11,488)
Depreciation and amortization	24,500	20,374
Interest and financing charges, net	6,500	7,942
Income tax expense	77,000 – 80,000	59,450
Adjusted EBITDA, as defined	$ 237,000 – $ 245,000	$186,639

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes items resulting in other income net of related expenses, in the fiscal 2015 period which consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China and expenses associated with this other income incurred in the fourth quarter of fiscal 2015, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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